Exhibit 10.19

Personal Employment Agreement

This Personal Employment Agreement ("Agreement") is entered into as of April 16th, 2015 by and between Enertec Elctronics Ltd., a company organized under the laws of the State of Israel, whose principle place of business is located at 27 Hmetzuda street, Azur, Israel, (the "Company") and Eyal Leibovitz, (the “Employee”).

WHEREAS	the Company desires to engage the Employee in the position described in Exhibit A, and the Employee represents that he has the requisite skill and knowledge to serve as such; and
WHEREAS	the parties desire to set forth herein the terms and conditions of the Employee's engagement by the Company, effective as of the date of this Agreement, as set forth below.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.	Appointment; the Position
1.1.	The Company hereby appoints the Employee to act in the position described in Exhibit A. The Employee shall report regularly to the officer of the Company set forth in Exhibit A with respect to Employee's activities and shall be subject to the direction and control of such officer.
1.2.	During the Term (as such term is defined below), Employee's employment shall be on a full time basis, Employee shall devote Employee's entire business time and attention to the business of the Company and shall not undertake or accept any other paid or unpaid employment or occupation except with the prior written consent of the management of the Company.
1.3.	Employee shall perform Employee's duties diligently, in good faith and in furtherance of the Company's best interests. Employee agrees and undertakes to inform the Company, immediately after Employee becomes aware of it, of any matter that may in any way raise a conflict of interest between the Employee or any member of Employee's family and the Company. During the Term, Employee shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with the execution of Employee's position.
1.4.	Employee shall perform Employee's duties hereunder at the Company's facilities in Israel, but understands and agrees that Employee's position may involve travel abroad.

1.5	Notwithstanding anything to the contrary, Employee is entitled to serve as a director or as an observer on up to 2 boards of directors of different companies other than the Company and to continue as part time lecturer in the Management College (Michlala Leminhal) (App. 4 timed a year). The employee will do its upmost not to interfere with his obligations to the Company as described above.

2.	Employee's Representations and Warranties

The Employee represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms will not constitute a default under or conflict with any agreement or undertaking that the Employee may be bound by. Further, with respect to any past engagement the Employee may have had with third parties and with respect to any permitted engagement the Employee may have with any third party during the term of the Employee's engagement with the Company (for purposes hereof, such third parties shall be referred to as "Other Employers"), the Employee represents, warrants and undertakes that: (a) the Employee's engagement with the Company is and will not be in breach of any of the Employee's undertakings toward Other Employers, and (b) the Employee will not disclose to the Company, nor use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Employers.

3.	Term of Employment
3.1.	The Employee has assumed, or shall assume, Employee's duties on the date set forth in Exhibit A (the "Commencement Date"). This Agreement shall commence on the Commencement Date and shall continue until it is terminated as hereafter provided. (The term of this Agreement shall be referred to herein as the “Term”).
3.2.	Either party to this Agreement may terminate this Agreement and the employment relationship hereunder at its own discretion at any time, by giving a prior written notice of 90 days to the other party.
3.3.	Notwithstanding the aforesaid: (a) in the event of Cause (as defined hereafter) or in the event of the Disability of Employee (as hereinafter defined), the Company shall be entitled to terminate this Agreement immediately and this Agreement and the employment relationship shall be deemed effectively terminated as of the time of delivery of the Company's notice to that extent. The term "Cause" as used herein shall mean: (a) a serious breach of trust including but not limited to theft, any breach of the Employees obligations under Exhibit B; or (b) any willful failure to perform any of Employee's fundamental functions or duties hereunder, which was not cured within 48 hours after receipt by the Employee of written notice thereof. “Disability” shall mean any physical or mental illness or injury as a result of which Employee remains absent from work for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period. Disability shall occur upon the end of such six-month period; (b) Employee's employment shall be deemed as immediately terminated in case of his or her death.
3.4.	During the period following notice of termination by either party, unless otherwise determined by the Company in a written notice to Employee, the Employee shall continue to perform any and all of Employee's duties under this Agreement and shall cooperate with the Company and use Employee's best efforts to assist the integration into the Company's organization of the person or persons who will assume the Employee's responsibilities.

4.	Proprietary Information; Confidentiality and Non-Competition

The Employee hereby agrees to the provisions of the Company’s Proprietary Information, Confidentiality and Non-Competition Agreement attached in Exhibit B hereto and simultaneously herewith executes a copy thereof.

5.	Salary
5.1.	Salary. The Company shall pay to the Employee as compensation for the employment services an aggregate base salary in the gross amount set forth in Exhibit A (the “Salary”). Except as specifically set forth herein and except all insurance and social benefits stated in section 6 hereunder, the Salary includes any and all payments to which the Employee is entitled from the Company hereunder and under any applicable law, regulation or agreement. The Employee's Salary and other terms of employment may be reviewed and updated by the Company's management, from time to time, at the Company's discretion. The Salary is to be paid to the Employee in accordance with the Company's normal and reasonable payroll practices, after deduction of applicable taxes and like payments.
5.2.	The Employee hereby declares and explicitly agrees that employee's office is of managerial level that requires special degree of trust, and therefore the provisions of the Hours of Work and Rest Law 5711-1951 ("the Hours of Work and Rest Law") shall not apply to the Employee's employment.
5.3.	Payment of the Salary shall be made no later than the 9th day of each calendar month after the month for which the salary is being made.

6.	Insurance and Social Benefits
6.1.	Subject to the terms of the Extension Order for Comprehensive Pension Insurance in the Industry pursuant to the Collective Agreements Law 5717-1957 (the "Extension Order") as may be amended from time to time, the Company shall insure the Employee at the Employee's choice either at a pension fund or under an accepted Manager's Insurance Scheme, either of which to be selected by the Employee (the "Insurance Scheme") .

6.2.	With regard to Severance Pay Law (1963), notwithstanding any terms of the applicable extension order, the terms of section 14 of said law will not apply, and the following terms shall apply:
6.2.1	Upon termination of Employee’s employment in the Company by the Company (dismissal or retirement) for any reason other than for Cause (as such term is defined in section 3.3 of the Agreement) the Company shall pay to the employee the severance payment due to him under the Severance Pay Law (1963), by way of (i) automatically releasing and transferring to Employee all rights and payments accrued in the Insurance Scheme (and filling and submitting all required forms in this regard); and (ii) where the amounts so accrued are smaller than the amount of severance payments due to the Employee as aforesaid - paying to the Employee the balance between such accumulated amounts and the severance fees due to Employee as aforesaid.
6.2.2	Upon Employee’s resignation of his employment in the Company for any reason other than for Cause the Company shall only automatically release and transfer to Employee all rights and payments accrued in the Insurance Scheme (and will fill and submit all required forms in this regard).

6.2.3	Notwithstanding anything above to the contrary, in any of the following events: (i) the event of termination for Cause; (ii) termination in circumstances that deny the Employee from the right to receive severance payments under applicable law; or (iii) in the event of resignation in circumstances where if not for Employee's resignation, the Company could have dismissed the Employee for Cause – the Employee shall not be entitled to any severance pay, and the funds accumulated in the Insurance Scheme towards severance pay will be returned to the Company.
6.3	The Company and the Employee shall either open and maintain or use an existing (previously used by the employee) Educational Fund (Keren Hishtalmut) at the discretion of the Employee. The terms of the Fund and the amounts to be paid by the Company shall be as set forth in Exhibit A.

6.4	The Company shall pay an amount of 2.5% of the Salary towards a fund for the event of loss of working ability (Ovdan Kosher Avoda).
6.5	The Employee will bear any and all taxes applicable to the Employee in connection with any amounts paid by the Employee and/or the Company to the Insurance Scheme under this Section 6.
7.	Additional Benefits
7.1.	The Employee shall be entitled to be reimbursed for Employee's necessary and actual business expenses in accordance with the Company’s policies, as the same shall change from time to time.
7.2.	Employee shall be entitled to that number of vacation days per year set forth in Exhibit A. The Company shall be entitled to direct use of no more than 5 of the vacation days, at its discretion. Vacation days may be carried forward from one year to the next to the extent permitted by law. The Employee shall not receive payment in lieu of any unused vacation days, except in the context of the termination of the Employee's employment with the Company.
7.3.	The Employee's entitlement to sick leave shall be in accordance with applicable law (but the Employee shall be entitled to 100% payment for sick leave from day 1) - against the presentation of appropriate medical records.
7.4.	The Employee shall be entitled to Recreation Pay (Dmei Havra’a) pursuant to applicable extension order.
7.5.	Employee shall be entitled to additional benefits if and to the extent set forth in Exhibit A.

8.	Miscellaneous
8.1.	The preamble to this Agreement constitutes an integral part hereof. Headings are included for reference purposes only and are not to be used in interpreting this Agreement.
8.2.	In case of contradiction between any of the Agreement’s provisions and the provisions of Exhibits A or B, the provisions of the Exhibits shall govern.

8.3.	The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court.
8.4.	The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).
8.5.	No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof.
8.6.	In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby.
8.7.	This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.
8.8.	The Employee acknowledges and confirms that all terms of Employee's employment are personal and confidential, and undertakes to keep such terms in confidence and refrain from disclosing such terms to any third party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company: Enertec Electronics Ltd. ___________________________________ By: David Lucatz – CEO	Employee: Eyal Leibovitz ___________________________________ Signature

Exhibit A

To Personal Employment Agreement by an between Enertec Electronics Ltd and the Employee whose name is set forth herein

Name of Employee	Eyal Leibovitz
ID Number of Employee	057081598
Employee’s Personal Address	29 Feinshtein Street, Tel Aviv, 69123, Israel.
Position in Company	Micronet Enertec Technologies Inc. - Senior Vice President – CFO
Reporting to	CEO
Commencement Date	July 12th 2015
Salary (NIS)	NIS 46,000 (forty six thousand NIS)
Bonus

Employee shall participate in the Company Management Bonus Scheme, or personal bonus scheme, targeted to be a minimum of four (4) salaries, as per the Company’s and Employee’s performance set out below. The first year bonus will be prorated with the Employee duration of employment during the first year.

A minimum of two (2) salaries out of the four (4) salaries described above will be paid unconditionally on performance or otherwise, payable concurrently with the last payroll of each year (December payroll).

Additional bonus of minimum of two (2) salaries will be paid based on MICT achieving any of the following milestones: (i) the closing of a merger or acquisition transaction by MICT of a significant target company or business (ii) the closing of and equity and/or debt fund raising pursuant to a private or public offering in an amount exceeding $2 Million (iii) MICT achieving an EBIDTA exceeding $2 million for the year 2015

Vacation Days per Year	24 days of annual paid vacation.
leasing car

Employee shall be entitled to a company car in accordance with the Company's current car leasing policy. The car level can be any car up to and including group 5 (Mazda CX5 or equivalent).

The Company will bear all of the fixed and variable maintenance costs, including licenses, insurance, gas, repairs, etc., excluding personal traffic summons and the like. The Employee shall bear all tax consequences arising out of the possession and use of the Company’s Car by him and shall not be entitled to any reimbursement therefore. The Car will be returned to the Company by the Employee upon the termination of his employment. The members of Employee’s immediate family shall be entitled to use the car; no other person, except any person authorized to do so by the Company, shall be entitled to use such car. The Employee acknowledges that he may be requested to execute additional documents in connection with the use of the company car and agrees to execute all such documents. The Employee undertakes to assume all car leasing penalty costs that the Company might incur in case the Employee terminates his employment with the Company prior to the end of the car leasing period, in accordance with the Company’s car practices

Keren Hishtalmut

The Company and the Employee shall maintain an advanced study fund (Keren Hishtalmut According to law). The Company shall contribute to such Fund an amount equal to 7.5% of the Salary, and the Employee shall contribute to such fund an amount equal to 2.5% the Salary. Employee hereby instructs the Company to transfer to such fund the amount of the Employee's and the Company's contribution from each monthly salary payment. The funds in such Fund shall be released to the Employee upon termination of this Agreement.

Employee is entitled to lower the amount to be attributed by the company and get the difference as additional payment to his gross payment.

Grant of Options

Subject to the receipt of approval required by the compensation committee and/or the board of directors of Micronet Enertec Technologies Inc. ("MICT" or "Parent Company"), pursuant to the terms and conditions of the MICT in effect 2012 Incentive Share Option Plan (the "Plan"), Employee shall be granted options to purchase up to 130,000 shares of the common stock, $0.01 par value per share, at the exercise price of $4.3 per share, of Micronet Enertec Technologies Incwhich constitute to the date hereof 1.75% of the total outstanding share capital of the Parent Company on a fully diluted basis (the "Options"). As aforementioned, the grant of the Options and the exercise price thereof are subject to the final approval of MICT's Board of Directors (which will be granted prior to the Commencement Date), to the Plan and to a specific stock option agreement to be executed under the Plan.

In the event that within 12 months of Commencement Date the price per share shall not exceed $4.3, MICT Board of Directors shall convene in order to approve the issuance of additional options to purchase up to 25,000 shares of the common stock, $0.01 par value per share at the exercise price of $4.3 per share under the terms of the Plan.

A pre condition for the effectiveness of this Agreement shall be the approval by the Employee and MICT (through its compensation committee and/or the board of directors of MICT) for adoption of the following terms related to the Options: Upon the completion of every 3months from the date of the commencement date, 3/36 of the options will become vested. Upon the completion of 36 months following the date of grant (the “Final Date”) or at such earlier date, as set below, all Options shall become vested,

Notwithstanding anything to the contrary, all Options shall become automatically vested (including such that have otherwise not become vested) shall accelerate and shall automatically vest upon the earlier of any event such as an "exit", change of control, deemed liquidation event or any other similar transaction or event.

For the avoidance of doubt it being clarified that in any event of contradiction between any of the terms set out hereunder and any other documents, such as the Plan, which are adversarial to Employee, then, the terms hereof shall prevail.

The Employee shall be entitled to exercise the Options) until at least 10 years from the granting thereof.

Company Phone	The employee will be entitle to a company paid mobile phone. The employee will transfer his personal mobile phone number 052-2552222 to the ownership of the company and the company will transfer back the ownership of this number to the employee once the employee will cease to be an employee of the company.
Additional Agreements	None.

The Company: Enertec Electronics Ltd. ___________________________________ By: David Lucatz – CEO ___________	Employee: Eyal Leibovitz _________________________________ Signature

Exhibit B

to Personal Employment Agreement by an between Eneretc Electronics Ltd.

and the Employee whose name is set forth herein

Name of Employee:	Eyal Leibovitz
ID No. of Employee:	057081598
1.	General
1.1.	All the capitalized terms herein shall have the meanings ascribed to them in the Employment Agreement to which this Exhibit is attached (the “Agreement”); however, the term "Company" herein includes the parent company of the Company and any subsidiary thereof, as applicable. For purposes of any undertaking of the Employee toward the Company, the term Company shall include all subsidiaries and affiliates of the Company.
1.2.	The Employee's obligations and representations and the Company's rights under this Exhibit shall apply as of the commencement of the employment relationship between the Company and the Employee, regardless of the date of execution of the Agreement.

2.	Confidentiality; Proprietary Information
2.1.	Employee acknowledges and agrees that Employee will have access to confidential and proprietary information (whether originated by the Company or received from third parties) concerning the business and financial activities of the Company, including information relating to the Company's research and development, banking, investments, investors, properties, employees, marketing plans, customers, suppliers, trade secrets, test results, processes, data, know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary, written, oral or computer generated, shall be referred to as "Proprietary Information".
2.2.	Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that (i) was known to Employee prior to Employee's association with the Company and can be so proven; (ii) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by the Employee; (iii) reflects general skills and experience gained during Employee's engagement by the Company; or (iv) reflects information and data generally known in the industries or trades in which the Company operates.
2.3.	Employee agrees that all Proprietary Information, and patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during Employee's engagement by the Company and after Employee's termination, Employee will keep in confidence and trust all Proprietary Information, and the Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Employee's duties under the Agreement.

2.4.	Upon termination of Employee's employment with the Company, Employee will promptly deliver to the Company all documents and materials of any nature pertaining to Employee's work with the Company, and will not take with Employee any documents or materials or copies thereof containing any Proprietary Information.
2.5.	At all times, both during Employee's employment with the Company and thereafter, Employee will keep in confidence and trust all information in connection with his employment terms with the Company, including, without limitation, the Employee's salary, social and other benefits, terms regarding Options and any other related information (the "Employment Terms"). Employee will not disclose or discuss any of the Employee's Employment Terms or anything relating to it, except with the Employee's legal counsel, without the written consent of the Company.
2.6.	Employee's undertakings set forth in this Section 2 shall remain in full force and effect after termination of this Agreement or any renewal thereof until the Proprietary Information becomes part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by the Employee.

3.	Disclosure and Assignment of Inventions
3.1.	Employee understands that the Company is engaged in a continuous program of research, development, and production and marketing in connection with its business.
3.2.	From and after the date Employee first became employed with the Company, Employee undertakes and covenants that Employee will promptly disclose in confidence to the Company all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets ("Inventions"), whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced to practice or created by Employee, either alone or jointly with others, during the period of Employee's employment and in connection with Employee's employment.
3.3.	Employee agrees that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by Employee for the Company, or (c) relate to the Company's business or current or anticipated research and development, will be regarded as Service Invention in the meaning of the Israeli Patent Law, 5727-1967 and will be the sole and exclusive property of the Company ("Company Inventions").
3.4.	Employee hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that Employee may have in or with respect to any Company Invention, and expressly waives any right to any consideration of any kind with regard to the Company Inventions, the assignment of such and any use thereof, including without limitation any royalty payment and/or other payment with respect thereto.

3.5.	Employee agrees to assist the Company, at the Company's expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company's Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Employee's employment with the Company for a period of 2 years. Employee hereby irrevocably designates and appoints the Company and its authorized officers and agents as Employee's agent and attorney in fact, coupled with an interest to act for and on Employee's behalf and in Employee's stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by the Employee himself.

4.	Non-Competition
4.1.	Both Company and Employee acknowledge Employee's right for freedom of occupation whilst protecting the Company's legitimate interests. Therefore Employee agrees and undertakes that, so long as Employee is employed by the Company and for a period of twelve (12) months following termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor or in any capacity whatsoever engage in, become financially interested in, be employed by, or otherwise render services to, any business or venture that is engaged in any activities involving products, information, processes, technology or equipment that are or could reasonably and imminently be competitive to those of the Company or any of its subsidiaries or affiliates; provided, however, that Employee may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent of any class of stock or securities of such company, and so long as Employee has no role in the publicly owned and traded company as director, employee, consultant or otherwise. Employee agrees and understand that his Salary (set forth in Exhibit A) includes adequate compensation for his undertakings in this Section 4.1 and is about 20% higher than it would have been should the Employee had not taken said undertakings.
4.2.	Employee agrees and undertakes that during the period of Employee's employment and for a period of twenty four (24) months following termination, Employee will not, directly or indirectly, including personally or in any business in which Employee is an officer, director or shareholder, for any purpose or in any place, solicit for employment or employ any person employed by the Company (or retained by the Company as a consultant, if such consultant is prevented thereby from continuing to render its services to the Company) on the date of such termination or during the preceding twelve (12) months.
4.3.	If any one or more of the terms contained in this Section 4 shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable Israeli law.

-----------------------------------------------------------------------------

Date: Name: Signature: